BG Staffing, Inc. Completes Acquisition of
Smart Resources, Inc.

Expands Finance & Accounting Services

PLANO, Texas – (September 21, 2017) – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced that the Company recently completed the acquisition of substantially all of the assets of privately held Smart Resources, Inc. for $6 million cash and certain earn out provisions. Texas Capital Bank, the lead agent, provided financing for the acquisition through BG’s existing credit facility.

Smart Resources has a 23-year history of serving the Chicago market with exemplary temporary and direct hire finance & accounting staffing, consistently receiving “best in the industry” awards for several years. Smart Resources had revenues of approximately $13.2 million for the year ended December 31, 2016.

L. Allen Baker, Jr., President and CEO, commented, "The completion of the Smart Resources acquisition builds on our strategic plan to increase our Professional staffing services and expand our Finance & Accounting offerings into the Chicago metroplex. With the addition of the Smart Resources offices, BG now operates 64 offices in 26 states. We extend a warm welcome to the Smart Resources staff employees, consultants and customers."

Since 2010, BG Staffing has completed and successfully integrated eight other acquisitions helping grow trailing twelve month revenue to approximately $257 million as of June 2017. The addition of Smart Resources, its ninth acquisition, adds resources and capabilities to enhance and broaden BG Staffing’s service offerings.

Our history of acquisitions includes:

•	BG Multifamily – has become the nations’ leading provider of front office and maintenance personnel to the multifamily housing industry.

•
Extrinsic, American Partners, Vision Technology Services, and Zycron - provide highly skilled IT professionals with expertise in SAP, Workday, Olik View, Hyperion, Oracle, project management and other IT skills.

•	Donovan & Watkins – expanded our capabilities into finance, accounting and related support personnel.

•	InStaff - strengthened and expanded operations in our Commercial segment.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company was ranked as the 60th largest U.S. staffing company in 2017 and was named the 71st fastest growing staffing company in the country in 2016 by Staffing Industry Analysts. The Company’s acquisition philosophy is one that not only brings financial growth, but retention of unique and dedicated talent within the companies. This has resulted in a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com